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NEWS RELEASE
FOR IMMEDIATE RELEASE                                              EXHIBIT 99.1


HOME CITY FINANCIAL CORPORATION REPORTS FOURTH QUARTER AND ANNUAL EARNINGS

Springfield, Ohio, January 25, 2005 - Home City Financial Corporation (Nasdaq SmallCap Market: HCFC) reported net income of $182,000, or $.23 basic earnings per share, for the fourth quarter ended December 31, 2004, compared to $151,000, or $.20 basic earnings per share, for the quarter ended December 31, 2003. Diluted earnings per share for the quarters were $.22 and $.19, respectively. HCFC's net income for the year ended December 31, 2004, was $682,000, or $.86 basic earnings per share, compared to $649,000, or $.87 basic earnings per share, for the year 2003. Diluted earnings per share for the years 2004 and 2003 were $.84 and $.85, respectively. Net interest income decreased by $115,000 for the year, reflecting decreased interest rate spreads. The yield on interest-earning assets decreased 52 basis points from 6.50% for the year 2003 to 5.98% for the year 2004, while the cost of interest-bearing liabilities decreased 31 basis points from 3.55% down to 3.24% during the year for a decrease in spread of 21 basis points. Noninterest income decreased by $15,000 mainly due to less gain on the sale of securities and other income. The provision for loan losses of $200,000 was $300,000 less than the amount provided last year reflecting management's thorough analysis of our loan delinquency status and related economic factors. Noninterest expense increased $94,000 reflecting mainly personnel related decisions. The federal income tax provision increased $43,000 due mainly to increased income and the composition of taxable and non-taxable factors.

Assets totaled $156.2 million at December 31, 2004, an increase of $4.4 million, or 2.9%, from $151.8 million at December 31, 2003. Net loans receivable increased $3.6 million, or 2.8%, during the year 2004 and totaled $130.1 million at December 31, 2004. Available-for-sale securities increased $1.3 million, or 26.4%, funded mainly by increases in deposits. Deposits totaled $107.2 million at December 31, 2004, an increase of $3.3 million, or 3.2%, from $103.9 million at December 31, 2003. Our tiered prime statement savings account balances grew $3.0 million during 2004 up to $42.7 million reflecting the popularity of this flexible, rate mobile product.

HCFC paid a dividend of $.11 per share on December 15, 2004, to holders of record at December 8, 2004. Year-to-date dividends of $.44 per share have been paid resulting in a dividend yield of 2.86%. HCFC's stock price stood at $15.40 per share at December 31, 2004, trading at slightly over its net book value per share of $15.24 attained at year end. Information on transactions in HCFC's shares is quoted on The Nasdaq SmallCap Market under the symbol "HCFC".


Contact: J. William Stapleton, President, CEO and COO
         (937) 390-0470





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Home City Financial Corporation

Selected Consolidated Financial Condition Data:     Dec. 31,      Dec. 31,        Incr.            %
----------------------------------------------        2004          2003         (Decr.)         Change
             ($ In thousands)                         ----          ----         -------         ------

Total assets                                        $156,224      $151,784      $  4,440           2.9%
Loans, net                                           130,067       126,512         3,555           2.8
Allowance for loan losses                                760           995          (235)        (23.6)
Available-for-sale securities                          6,432         5,089         1,343          26.4
Federal Home Loan Bank stock                           2,360         2,265            95           4.2
Deposits                                             107,204       103,922         3,282           3.2
Federal Home Loan Bank advances                       35,120        34,764           356           1.0
Shareholders' Equity                                  12,735        11,907           828           7.0


                                                       Three Months Ended             Year Ended
Selected Consolidated Operations Data:                      Dec. 31,                     Dec. 31,
--------------------------------------                      --------                    --------
($ In thousands except per share amounts)              2004          2003          2004          2003
                                                       ----          ----          ----          ----

Total interest income                                 $2,244        $2,219        $8,772        $9,171
Total interest expense                                 1,102         1,116         4,370         4,654
                                                      ------        ------        ------        ------
      Net interest income                              1,142         1,103         4,402         4,517
Provision for loan losses                                 58           100           200           500
                                                      ------        ------        ------        ------
      Net interest income after
      provision for loan losses                        1,084         1,003         4,202         4,017
Total noninterest income                                  81            52           239           254
Total noninterest expense                                886           851         3,452         3,358
                                                      ------        ------        ------        ------
      Income before federal income tax                   279           204           989           913
Federal income tax expense                                97            53           307           264
                                                      ------        ------        ------        ------
Net Income                                            $  182        $  151        $  682        $  649
                                                      ------        ------        ------        ------

Earnings per share
      Basic                                           $ 0.23        $ 0.20        $ 0.86        $ 0.87
      Diluted                                         $ 0.22        $ 0.19        $ 0.84        $ 0.85